EXECUTION VERSION

REFINANCING AMENDMENT (this “Refinancing Amendment”), dated as of March 21, 2017, to that certain Credit Agreement dated as of June 16, 2016 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Refinancing Amendment, the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-Borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent (the “Administrative Agent”) for the Lenders.
WHEREAS, pursuant to Section 2.14 of the Existing Credit Agreement, the Borrowers have requested Incremental Term Loans in the form of Refinancing Term Loans (the “New Term B Loans”) in an aggregate principal amount not exceeding $1,990,000,000, the proceeds of which shall be used to refinance, in full (concurrently with the effectiveness of this Refinancing Amendment), the Term B Loans outstanding on the Amendment Effective Date before giving effect to this Refinancing Amendment (the “Existing Term B Loans”);
WHEREAS, each existing Term B Lender (each, an “Existing Term B Lender”) that executes and delivers a signature page to this Refinancing Amendment in the form of Annex I hereto (a “Lender Addendum”) will thereby (i) agree to the terms of this Refinancing Amendment and (ii) agree to continue all (or such lesser amount as the Lead Arrangers may allocate) of its Existing Term B Loans outstanding on the Amendment Effective Date as New Term B Loans (such continued Existing Term B Loans, the “Continued Term B Loans” and all such Lenders, collectively, the “Continuing Term B Lenders”; the Existing Term B Lenders that are not Continuing Term B Lenders, collectively, the “Non-Continuing Term B Lenders”) in a principal amount equal to the aggregate principal amount of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate);
WHEREAS, each Person (other than a Continuing Term B Lender in its capacity as such) that agrees to make New Term B Loans (collectively, the “Additional Term B Lenders”) will make New Term B Loans to the Borrowers on the Amendment Effective Date (the “Additional Term B Loans”) in an amount equal to its Additional Term B Commitment (defined below);
WHEREAS, the Continuing Term B Lenders and the Additional Term B Lenders (collectively, the “New Term B Lenders”) are severally willing to continue their Existing Term B Loans as New Term B Loans and/or to make Additional Term B Loans as New Term B Loans, as the case may be, subject to the terms and conditions set forth in this Refinancing Amendment; and
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

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SECTION 2.    New Term B Loans.
(a)        Subject to the terms and conditions set forth herein, each Continuing Term B Lender (i) severally agrees to continue all (or such lesser amount as the Lead Arrangers may allocate) of its Existing Term B Loans as New Term B Loans in a principal amount equal to the principal amount of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate; any such principal amount of Existing Term B Loans not allocated by the Lead Arrangers to continue as New Term B Loans, the “Non-Allocated Existing Term Loans”) and (ii) shall be deemed for the purpose of the Credit Agreement to have made a New Term B Loan in an aggregate principal amount equal to the aggregate principal amount of its Existing Term B Loans minus the principal amount of its Non-Allocated Existing Term Loans (if any) on the Amendment Effective Date.
(b)        Subject to the terms and conditions set forth herein, each Additional Term B Lender severally agrees to make a New Term B Loan to the Borrowers on the Amendment Effective Date in a principal amount equal to its Additional Term B Commitment, which amount shall be made available to the Administrative Agent in immediately available funds in accordance with the Credit Agreement. The “Additional Term B Commitment” of any Additional Term B Lender will be the amount set forth opposite such Additional Term B Lender’s name on Schedule 1 hereto. On the Amendment Effective Date, the proceeds of the Additional Term B Loans shall be applied to prepay the Existing Term B Loans of the Non-Continuing Term B Lenders and the Non-Allocated Existing Term Loans of the Continuing Term Loan B Lenders. The Additional Term B Commitments of the Additional Term B Lenders will be automatically and permanently reduced to $0 upon the funding of the Additional Term B Loans on the Amendment Effective Date.
(c)        On the Amendment Effective Date, (i) each Non-Continuing Term B Lender shall have its Existing Term B Loans prepaid in full, and the Borrowers shall pay to each Non-Continuing Term B Lender all accrued and unpaid interest on, and premiums and fees related to, such Non-Continuing Term B Lender’s Existing Term B Loans to, but not including, the Amendment Effective Date; and (ii) each Continuing Term B Lender with Non-Allocated Term Loans shall have its Non-Allocated Term Loans prepaid in full, and the Borrowers shall pay to each such Continuing Term B Lender all accrued and unpaid interest on, and premiums and fees related to, such Continuing Term B Lender’s Non-Allocated Term Loans to, but not including, the Amendment Effective Date.
(d)        For the avoidance of doubt, on and after the Amendment Effective Date, (i) the New Term B Loans shall constitute a single Class of Loans under the Credit Agreement; (ii) the New Term B Lenders shall constitute a single Class of Lenders under the Credit Agreement, (iii) each reference in the Credit Agreement to “Term B Loans” shall be deemed a reference to the New Term B Loans, and each reference to “Term B Lenders” shall be deemed a reference to the New Term B Lenders.
(e)        Each New Term B Lender agrees to the amendments to the Credit Agreement set forth in Annex II hereto.

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SECTION 3.    Amendments to the Credit Agreement. In accordance with Section 2.14(d) and Section 10.01 of the Credit Agreement and effective as of the Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex II hereto.
SECTION 4.    Representations and Warranties. To induce the other parties hereto to enter into this Refinancing Amendment, each Loan Party represents and warrants that:
(a)        As of the Amendment Effective Date, this Refinancing Amendment has been duly executed and delivered by each Loan Party that is party thereto. This Refinancing Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.
(b)        The representations and warranties of the Companies and each other Loan Party contained in Article 5 of the Credit Agreement, or any other Loan Document, shall be true and correct in all material respects on and as of the Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(c)        As of the Amendment Effective Date no Default shall exist, or would result from the transactions contemplated hereby or from the application of the proceeds therefrom.
SECTION 5.    Amendment Effective Date. This Refinancing Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:
(a)        The Administrative Agent shall have received (i) a counterpart signature page of this Refinancing Amendment duly executed by each of the Loan Parties and the Administrative Agent and (ii) a Lender Addendum or a counterpart to this Refinancing Amendment, as applicable, executed and delivered by each New Term B Lender and by the Required Lenders (as determined after giving effect to the New Term Loan B Loans and the refinancing of the Existing Term B Loans contemplated hereby).
(b)        The representations and warranties set forth in Section 4 of this Refinancing Amendment shall be true and correct in all respects on and as of the Amendment Effective Date, and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent), dated as of the Amendment Effective Date and signed by a Responsible Officer of the Lead Borrower, certifying as to such representations and warranties.

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(c)        The Administrative Agent shall have received an opinion from each of Mayer Brown LLP, U.S. counsel to the Loan Parties and Carson Stewart, Esq., corporate counsel of Parent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
(d)        The Administrative Agent shall have received a Committed Loan Notice in respect of the New Term B Loans.
(e)        The Administrative Agent shall have received a notice of mandatory prepayment of Term Loans pursuant to Section 2.05(b)(v) of the Credit Agreement.
(f)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Lead Borrower designating the New Term B Loans as Refinancing Term Loans.
(g)        The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of this Refinancing Amendment, the performance of the Credit Agreement and each other applicable Loan Document, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(h)        The Borrowers shall have paid all fees and amounts due and payable pursuant to this Refinancing Amendment and/or any letter agreements or fee letters by and between the Borrowers and the Lead Arrangers (collectively, “Engagement Letters”), including, to the extent evidenced by a written invoice, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this Refinancing Amendment and any other out-of-pocket expenses of the Administrative Agent and the Lead Arrangers required to be paid or reimbursed pursuant to the Credit Agreement or the Engagement Letters.
(i)        The Administrative Agent and the Lead Arrangers shall have received at least one (1) Business Day prior to the Amendment Effective Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least three (3) Business Days prior to the Amendment Effective Date by the Administrative Agent and the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.
(j)        The prepayment of (A) the Existing Term B Loans of the Non-Continuing Term B Lenders and (B) the Non-Allocated Term Loans of the Continuing Term B Lenders, in each case, shall have been consummated or, substantially concurrently with the incurrence (or continuation) of the New Term B Loans, shall be consummated, in each case with all accrued and unpaid interest on, and premiums and fees related to, the Existing Term B Loans to, but not including, the Amendment Effective Date.
The Administrative Agent shall notify the Borrowers and the New Term B Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

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SECTION 6.    Effect of Refinancing Amendment.
(a)        Except as expressly set forth herein, this Refinancing Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b)        From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement. This Refinancing Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(c)        This Refinancing Amendment shall be deemed to be an “Incremental Facility Amendment” as defined in the Credit Agreement. Each of the Lenders party hereto hereby acknowledge that the Borrowers hereby provide notice under Section 2.14 of the Credit Agreement of their request for Incremental Term Loans, with the proposed terms set forth herein, and all notice requirements in Section 2.14 of the Credit Agreement with respect to such request have been satisfied.
(d)        The Existing Credit Agreement, as specifically amended by this Refinancing Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations (including, for the avoidance of doubt, all Obligations in respect of the New Term B Loans made available hereunder) of the Loan Parties under the Loan Documents, in each case as amended by this Refinancing Amendment.
(e)        Each Loan Party and, in the case of clause (iii), each Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Security Agreement) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents (including, for the avoidance of doubt, all Obligations in respect of the New Term B Loans made available hereunder), subject to the terms thereof and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations (including, for the avoidance of doubt, all Obligations in respect of the New Term B Loans made available hereunder) pursuant to the Guarantee.

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SECTION 7.    GOVERNING LAW. THIS REFINANCING AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 8.    Costs and Expenses. The Borrowers agree to reimburse the Administrative Agent promptly after receipt of a written request for its documented and reasonable out-of-pocket expenses in connection with this Refinancing Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent. All amounts due under this Section 8 shall be paid within thirty (30) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. Notwithstanding the foregoing, any fees and expenses payable in respect of the Amendment Effective Date, including legal fees and expenses, shall be due and payable as specified in Section 5(h) above.
SECTION 9.    Counterparts. This Refinancing Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Refinancing Amendment shall be effective as delivery of an original executed counterpart of this Refinancing Amendment.
SECTION 10.    Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Refinancing Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Refinancing Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KFC HOLDING CO.
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

PIZZA HUT HOLDINGS, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

TACO BELL OF AMERICA, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

YUM! BRANDS, INC.
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

TACO BELL CORP.
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

YUM RESTAURANT SERVICES GROUP, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

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RESTAURANT CONCEPTS LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

KFC US, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

KFC CORPORATION
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

PIZZA HUT, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

PIZZA HUT OF AMERICA, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

KENTUCKY FRIED CHICKEN INTERNATIONAL HOLDINGS, INC.
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

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YUM! RESTAURANTS INTERNATIONAL HOLDINGS, LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

YUM! LUXEMBOURG INVESTMENTS LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

YUM! INTERNATIONAL PARTICIPATIONS LLC
By:	/s/ William L. Gathof
Name: William L. Gathof
Title: Authorized Signatory

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JPMORGAN CHASE BANK, N.A., as Administrative Agent and as an Additional Term B Lender
By:	/s/ Courtney Eng
Name: Courtney Eng
Title: Vice President

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ANNEX I
LENDER ADDENDUM TO
REFINANCING AMENDMENT
This Lender Addendum (this “Lender Addendum”) is referred to in, and is a signature page to, the Refinancing Amendment (the “Refinancing Amendment”) dated as of March 21, 2017 to that certain Credit Agreement dated as of June 16, 2016 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among KFC Holding Co. (the “Lead Borrower”), Pizza Hut Holdings, LLC and Taco Bell of America, LLC, as co-Borrowers (each, a “Borrower” and together with the Lead Borrower, the “Borrowers”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent (the “Administrative Agent”) for the Lenders. Capitalized terms used but not defined in this Lender Addendum have the meanings assigned to such terms in the Refinancing Amendment.
By executing this Lender Addendum as a Continuing Term B Lender, the undersigned institution agrees (A) to the terms of the Refinancing Amendment and the Credit Agreement as amended thereby and (B) on the terms and subject to the conditions set forth in the Refinancing Amendment and the Credit Agreement as amended thereby, to continue all of its Existing Term B Loans (or such lesser amount as the Lead Arrangers may allocate) as Continued Term B Loans on the Amendment Effective Date. The undersigned institution hereby makes the election to convert all of its Existing Term B Loans as set forth in the Register as of the Amendment Effective Date (or such lesser amount as the Lead Arrangers may allocate prior to the Amendment Effective Date) into Continued Term B Loans pursuant to a cashless conversion on the Amendment Effective Date pursuant to procedures specified by the Administrative Agent.

Name of Institution:

Executing as a Continuing Term B Lender: By: Name: Title: For any institution requiring a second signature line: By: Name: Title:

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ANNEX II

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

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~~Execution Version~~EXECUTION VERSION

(conformed to the 2017 Refinancing Amendment,
dated as of March 21, 2017)

CREDIT AGREEMENT

Dated as of June 16, 2016

among
PIZZA HUT HOLDINGS, LLC,
KFC HOLDING CO.
and
TACO BELL OF AMERICA, LLC,
as the Borrowers,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Collateral Agent,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,
GOLDMAN SACHS BANK USA,
WELLS FARGO SECURITIES, LLC,
CITIGROUP GLOBAL MARKETS INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
MORGAN STANLEY SENIOR FUNDING, INC.,
FIFTH THIRD BANK
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
THE BANK OF NOVA SCOTIA,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
and
INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH
as Co-Documentation Agents and Co-Managers

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-ii-

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CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of June 16, 2016, among PIZZA HUT HOLDINGS, LLC, KFC HOLDING CO. and TACO BELL OF AMERICA, LLC as co-borrowers (each, a “Borrower” and collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, and Collateral Agent and each L/C Issuer and lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
1.    The Borrowers have requested that the Lenders extend credit on the Closing Date directly to or on behalf of the Borrowers in the form of (i) Term A Loans (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.01 below) in an initial aggregate principal amount of $500,000,000, (ii) Term B Loans in an initial aggregate principal amount equal to $2,000,000,000 and (iii) a Revolving Credit Facility in an initial aggregate principal amount of $1,000,000,000. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.
2.    The proceeds of the Term Loans together with the proceeds of borrowings under the Revolving Credit Loans and proceeds from the issuance of the Senior Notes will be used by the Borrowers (i) to repay amounts outstanding under that certain Credit Agreement dated as of March 22, 2012 among Yum! Brands, Inc. (“Parent”), the subsidiaries of Parent party thereto, the lenders party thereto and JPMCB, as administrative agent, (ii) to make the Specified Distribution to Parent and (iii) to pay fees and expenses in connection with the foregoing (collectively, the “Transactions”). The proceeds of Revolving Credit Loans made after the Closing Date and Letters of Credit will be used for working capital and other general corporate purposes of the Borrowers and their Subsidiaries. Swing Line Loans will be used for general corporate purposes of the Borrowers and their Subsidiaries.
3.    The Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article 1

Definitions and Accounting Terms
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“1998 Indenture” means the Indenture, dated as of May 1, 1998, between the Parent (then known as Tricon Global Restaurants, Inc.) and The First National Bank of Chicago, as Trustee, as amended and supplemented and in effect from time to time.
“2017 Refinancing Amendment” means the Refinancing Amendment to this Credit Agreement dated as of March 21, 2017 among the Loan Parties, the Administrative Agent and the New Term B Lenders.
“2017 Refinancing Amendment Effective Date” means the “Amendment Effective Date” as defined in the 2017 Refinancing Amendment.
“Acceptable Discount” has the meaning specified in Section 2.05(d)(iii).
“Acceptance Date” has the meaning specified in Section 2.05(d)(ii).
“Accounting Changes” has the meaning specified in Section 1.03(d).

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“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.
“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”
“Additional Lender” has the meaning specified in Section 2.14(d).
“Administrative Agent” means, subject to Section 9.13, JPMCB (and any of its Affiliates selected by JPMCB to act as administrative agent for any of the facilities provided hereunder), in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, no Lender listed on Schedule 2.01 (nor any of their respective Affiliates a majority of the voting Equity Interests of which are owned directly or indirectly by a parent company of any such Lender) shall be deemed to be an Affiliate of the Borrowers or any Restricted Subsidiary.
“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.17.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in a Revolving Alternative Currency.
“Alternative Currency Sublimit” means $350,000,000.
“Annual Financial Statements” means (i) the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of the last day of each of the three most recent fiscal years ended at least 90 days prior to the Closing Date and (ii) the related audited consolidated statements of income and cash flows of Parent and its consolidated subsidiaries for each of the three most recent fiscal years ended at least 90 days prior to the Closing Date.
“Anti-Corruption Laws” has the meaning specified in Section 5.18(a).
“Anticipated Cure Deadline” has the meaning specified in Section 8.05(a).
“Applicable Discount” has the meaning specified in Section 2.05(d)(iii).
“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans of the applicable currency, Base Rate

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Loans, L/C Advances, Swing Line Loans or Letters of Credit, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.
“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class at such time and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that (i) in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” with respect to the Revolving Credit Facility shall be determined by disregarding any Defaulting Lender’s Revolving Credit Commitment and (ii) if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages of the Lenders shall be determined based upon the Revolving Credit Commitments most recently in effect) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.
“Applicable Rate” means a percentage per annum equal to:
(a)    (i) ~~for Eurocurrency Rate Loans that are Term B Loans, 2.75%, and (ii) for Base Rate Loans that are Term B Loans, 1.75%, and(b)    (i)~~ until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the ~~Closing~~2017 Amendment Effective Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Term B Loans, 2.00%, and (B) for Base Rate Loans that are Term B Loans, 1.00% and (ii) thereafter, (x) if the Secured Net Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is less than 1.00:1.00, (A) the Applicable Rate for Eurocurrency Rate Loans that are Term B Loans shall be 1.75% and (B) the Applicable Rate for Base Rate Loans that are Term B Loans shall be 0.75% and (y) if the Secured Net Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is greater than or equal to 1.00:1.00, (A) the Applicable Rate for Eurocurrency Rate Loans that are Term B Loans shall be 2.00% and (B) the Applicable Rate for Base Rate Loans that are Term B Loans shall be 1.00%, and
(b)    (i) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans that are Term A Loans or Revolving Credit Loans, 2.25%, (B) for Base Rate Loans that are Term A Loans or Revolving Credit Loans, 1.25%, and (C) for letter of credit fees, 2.25% per annum, and (ii) thereafter, in connection with Revolving Credit Loans, Term A Loans and letter of credit fees, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Total Leverage Ratio	Eurocurrency Rate Loans and Letter of Credit Fees	Base Rate Loans
Greater than or equal to 4.25:1.00	2.50%	1.50%
Less than 4.25:1.00 but greater than or equal to 2.75:1.00	2.25%	1.25%
Less than 2.75:1.00	2.00%	1.00%
Any change in the Applicable Rate pursuant to ~~clause~~clauses (a) and (b) above resulting from a change in the Seured Net Leverage Ratio or Total Leverage Ratio, as applicable, shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a).

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Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Secured Net Leverage Ratio or Total Leverage Ratio, as applicable, set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason (or a Compliance Certificate is not delivered within the time period set forth in Section 6.02) and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Secured Net Leverage Ratio or Total Leverage Ratio, as applicable, been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Secured Net Leverage Ratio or Total Leverage Ratio for such period, as applicable, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Section 2.08 and Section 2.09 as a result of the miscalculation of the Secured Net Leverage Ratio or Total Leverage Ratio, as applicable, shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.08 or Section 2.09, as applicable, within ten (10) Business Days following the determination described above.
Notwithstanding the foregoing, the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments and any Incremental Term Loans, Extended Term Loans or Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Incremental Facility Amendment or Extension Offer.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class (b) with respect to any Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

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notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the earlier to occur of:
(a)    any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Parent;
(b)    at any time, any Borrower ceases to be directly or indirectly wholly-owned by Parent (except pursuant to a transaction permitted under Section 7.04); or
(c)    the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the Senior Notes Indenture or in respect of any other Indebtedness of any Group Member having an aggregate principal amount in excess of the Threshold Amount.
provided, that notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of Parent becoming a direct or indirect wholly owned subsidiary of (i) a holding company if the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Parent’s voting stock immediately prior to that transaction (and such holders of Parent’s voting stock immediately prior to such transaction would not have otherwise caused a Change of Control) or (ii) another company
(whether Parent is directly owned by such company or indirectly through other Subsidiaries of such company), provided that no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 40% of the total voting power of the voting stock of such company.
“ChinaCo Spin” means (a) the distribution of the Equity Interests of Yum! China by the Companies and their Restricted Subsidiaries to Parent which in turn will affect a “spin-off” by distributing such Equity Interests to the holders of the Parent’s common stock, at which point Yum! China will become a separate, independent publicly traded company or (b) any other disposition of Equity Interests of Yum! China.
“China Entity” means Yum! China and each Subsidiary, whether direct or indirect, of the Companies and any other entity contemplated by the Parent to be subject to the ChinaCo Spin, as set forth on Schedule 1.01D, and any other Subsidiary, whether direct or indirect, of the Companies or any other entity that is included in the China Spin-Off that does not own any material operating assets relating to other businesses outside of China and the inclusion of which, as conclusively determined by the Borrowers in good faith, would not have a material adverse effect on the Lenders.
“Class” (a) when used with respect to Lenders, refers to whether such Lenders hold a particular Class of Commitments or Loans, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Term A Commitments, ~~Term B~~
~~Commitments,~~ Extended Revolving Credit Commitments that are designated as an additional Class of

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“Designated Account” has the meaning specified in Section 2.02(a).
“Discount Range” has the meaning specified in Section 2.05(d)(ii).
“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(d)(ii).
“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(d)(i).
“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(d)(v).
“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (i) “Disposition” and “Dispose” shall not be deemed to include any issuance by any Company of any of its Equity Interests to another Person and (ii) no transaction or series of related transactions shall be considered a “Disposition” for purpose of Section 2.05(b)(ii) or Section 7.05 unless the fair market value (as determined in good faith by the Borrowers) of the Net Cash Proceeds received by such Person from the property disposed of (if such disposition were a Disposition) shall exceed $35,000,000 in any single transaction or related series of transactions.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued.
“Disqualified Lender” means (a) competitors of Parent or any of its Subsidiaries that are in the same or a similar line of business and, in each case, identified in writing by the Lead Borrower to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, or such other address provided by the Administrative Agent from time to time (each such entity, a “Competitor”) and (b) Affiliates of Competitors to the extent such Affiliates are reasonably identifiable (on the basis of the similarity of such Affiliate’s name to the name of an entity so identified in writing) or designated in writing to the Administrative Agent from time to time and to the extent such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, that no such updates to the list of Disqualified Lenders (i) shall

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to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.
“Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on or measured by net income, franchise Taxes and branch profits Taxes imposed by any jurisdiction as a result of a present or former connection of such Agent, Lender, L/C Issuer or other recipient, as the case may be, with such jurisdiction (including as a result of being resident or being deemed to be resident, being organized, maintaining an Applicable Lending Office or carrying on business or being deemed to carry on business in such jurisdiction) (other than any connection arising solely from the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any withholding Tax resulting from a failure of a Lender to comply with Section 3.01(f) or Section 3.01(h), (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code and (e) in the case of a Lender or L/C Issuer, (other than an assignee pursuant to a request by the Borrower under Section 3.03), U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan, L/C Borrowing or Commitment pursuant to a law in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan, L/C Borrowing or Commitment or (ii) such Lender or L/C Issuer changes its lending office, except in the case of each of the preceding clauses (i) and (ii) to the extent that such Lender or L/C Issuer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts for such Taxes pursuant to Section 3.01.
“Existing Credit Agreement” means this Agreement as of the 2017 Refinancing Amendment Effective Date prior to giving effect to the 2017 Refinancing Amendment.
“Existing Letters of Credit” has the meaning specified in Section 2.03(a)(i).
“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).
“Extended Term Loans” has the meaning specified in Section 2.15(a).
“Extension” has the meaning specified in Section 2.15(a).
“Extension Offer” has the meaning specified in Section 2.15(a).
“Facility” means a Class of Term Loans or a Revolving Credit Facility, as the context may require.
“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable that is not materially more onerous to comply with) or any current or future Treasury regulations with respect thereto or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the

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“Laws” means, collectively, all international, foreign, federal, state, provincial and local laws (including common laws), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. The amount of any L/C Borrowing made by an L/C Issuer in a Revolving Alternative Currency and not reimbursed by the Borrowers shall be determined as set forth in Section 2.03(c).
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means (i) JPMCB or any of its Affiliates selected by JPMCB, (ii) Goldman Sachs or any of its Affiliates selected by Goldman Sachs, (iii) Citibank, N.A. or any of its Affiliates selected by Citibank, N.A., (iv) Wells Fargo Bank, National Association or any of its Affiliates selected by Wells Fargo Bank, National Association or (v) any other Lender (or any of its Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(j); in the case of each of clause (i) through (iv) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Issuer Sublimit” means (i) with respect to JPMCB, $75,000,000, (ii) with respect to Goldman Sachs, $75,000,000, (iii) with respect to Citibank, N.A., $75,000,000, (iv) with respect to Wells Fargo Bank, National Association, $75,000,000 and (v) with respect to any L/C Issuer described in clause (v) of the definition thereof, such amount as may be agreed between such L/C Issuer and the Borrowers.
“L/C Obligation” means, as at any date of determination, the aggregate Dollar Equivalent maximum amount then available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings. For all purposes under this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, the “Outstanding Amount” of such Letter of Credit shall be deemed to be the amount so remaining available to be drawn. The L/C Obligation of any Revolving Credit Lender at any time shall be its Applicable Percentage of the aggregate L/C Obligations at such time.
“LCA Election” has the meaning specified in Section 1.09(a).
“LCA Test Date” has the meaning specified in Section 1.09(a).
“Lead Arrangers” means (i) with respect to the Facilities provided on the Closing Date, JPMorgan Chase Bank, N.A., Goldman Sachs, Citigroup Global Markets Inc. and Wells Fargo
ecurities, LLC in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement and (ii) with respect to the 2017 Refinancing Amendment, JPMorgan Chase Bank, N.A., Wells Fargo

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Securities, LLC, Goldman Sachs and Citigroup Global Markets Inc. in their capacities as Joint Lead Arrangers and Joint Bookrunners under the 2017 Refinancing Amendment.
“Lead Borrower” means KFC Holding Co.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”
“Lender Participation Notice” has the meaning specified in Section 2.05(d)(iii).
“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary herein, Goldman Sachs shall only be required to issue standby letters of credit hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.
“Letter of Credit Expiration Date” means, for Letters of Credit under the Revolving Credit Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any acquisition, including by way of merger, by one or more of the Companies and/or the Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.
“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loans, any Extended Term Loans, loans made pursuant to any Incremental Revolving Credit Commitment or loans made pursuant to Extended Revolving Credit Commitments).
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, and (v) each Letter of Credit Application, in each case as amended.
“Loan Parties” means, collectively, (i) each of the Companies and (ii) each of the Subsidiary Guarantors.
“Local Time” means (a) local time in New York City, with respect to the times for (i)
the determination of “Dollar Equivalent” and (ii) the receipt and sending of notices by and to and the

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other disposition thereof, including pension and other post-employment benefit liabilities and Environmental Liabilities or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by the Companies or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; and
(b)    (i) with respect to the incurrence or issuance of any Indebtedness by any Company or any Restricted Subsidiary, the excess, if any, of (x) the sum of the cash received in connection with such incurrence or issuance over (y) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by such Company or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of any Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of any such Company.
“New Term B Lender” means, at any time, each Lender holding a New Term B Loan at such time.
“New Term B Loan” means, the “New Term B Loans” as defined in, and made and /or converted in accordance with the 2017 Refinancing Amendment.
“New York Fed” means the Federal Reserve Bank of New York.
“New York Fed Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day as determined by the Administrative Agent; and provided further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Non-Consenting Lender” has the meaning specified in Section 3.06(d).
“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.
“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).
“Note” means a Term Note or a Revolving Credit Note as the context may require.
“Obligations” means all (w) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (x) obligations of any Loan Party or any other Subsidiary arising under any Secured Hedge Agreement
(other than, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor), (y) Cash

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as amended) or any other law, regulation or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of
State, or any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (b) any sanctions imposed or administered by the United Nations Security Council, the European Union or Her Majesty’s Treasury or, to the extent applicable to any Company or any Restricted Subsidiary, by any European Union Member State.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party (or any Person that merges into a Loan Party) or any Restricted Subsidiary and any Hedge Bank.
“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Test Period to (b) Consolidated EBITDA of the Companies for such Test Period.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Documentation Agents, the Co-Managers, the Lenders, the Hedge Banks, the Bilateral L/C Providers, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).
“Securities Act” means the Securities Act of 1933.
“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets relating to a Permitted Receivables Financing.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a person that is not a Restricted Subsidiary in connection with, any Permitted Receivables Financing.
“Securitization Non-Disturbance Agreement” means an Acknowledgement and Waiver Agreement, dated as of the ~~date hereof~~Closing Date (as amended, restated supplemented and otherwise modified from time to time), in form reasonably satisfactory to the Administrative Agent and the Borrowers, by the Collateral Agent and acknowledged, agreed and consented to by Citibank, N.A in its capacity as trustee under the Base Indenture.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Permitted Receivables Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary in each case formed for the purpose of and that solely engages in one or more Permitted Receivables Financings and other activities reasonably related thereto.

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“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Taco Bell Unrestricted Entities” means, collectively, Taco Bell Funding, LLC and its subsidiaries.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authorities, and additions to tax, penalties and interest with respect thereto.
“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to a Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term A Commitments is $500,000,000.
“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan outstanding.
“Term A Loan” means a Loan made pursuant to Section 2.01(a).
~~“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to a Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term B Commitments is $2,000,000,000.~~
“Term B Lender” means, at any time, any Lender that has ~~a Term B Commitment or~~ a Term B Loan outstanding.
“Term B Loan” means a Loan made pursuant to Section 2.01(a). For the avoidance of doubt, after the 2017 Refinancing Amendment Effective Date, New Term B Loans shall constitute Term B Loans.
“Term Borrowing” means a Borrowing in respect of a Class of Term Loans.
“Term Commitments” means a Term A Commitment~~, a Term B Commitment,~~ or a commitment in respect of any Incremental Term Loans or any combination thereof, as the context may require.

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prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(b)    The Term B Borrowings. ~~Each Term B Lender severally agrees~~Subject to the terms and conditions set forth herein and in the 2017 Refinancing Amendment, (i) each Continuing Term B Lender (as defined in the 2017 Refinancing Amendment) has agreed to continue all (or such lesser amount as the applicable Lead Arrangers may allocate) of its existing Term B Loans (as defined in the Existing Credit Agreement) outstanding on the 2017 Refinancing Amendment Effective Date as New Term B Loans and (ii) each Additional Term B Lender (as defined in the 2017 Refinancing Amendment) has agreed to make to the Borrowers a single loan denominated in Dollars in a principal amount equal to such Additional Term B Lender’s Additional Term B Commitment ~~on the Closing~~under (and as defined in) the 2017 Refinancing Amendment, in each case, on the 2017 Refinancing Amendment Effective Date. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
(c)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) Revolving Credit Loans from time to time during the Availability Period in Dollars or in any Revolving Alternative Currency in an aggregate principal amount that will not (after giving effect to any prepayment of any Borrowing made with proceeds of such Loans on the same Business Day) result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the aggregate Revolving Credit Exposure exceeding the aggregate Revolving Credit Commitments; provided, that the aggregate Revolving Credit Exposure denominated in Revolving Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, and Revolving Credit Loans denominated in any Revolving Alternative Currency shall be Eurocurrency Rate Loans, as further provided herein.
Section 2.02.    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon any Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent substantially in the form attached hereto as Exhibit A (a) with respect to Revolving Credit Loans denominated in Dollars or Term Loans, (i) in the case of a Eurocurrency Rate Loan, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Loan, not later than 12:00 p.m.,
New York City time, on the Business Day of the proposed Borrowing and (b) with respect to Revolving Credit Loans denominated in any Revolving Alternative Currency, not later than 3:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each telephonic notice by a
Borrower pursuant to this Section 2.02(a) must be confirmed promptly by hand delivery, telecopy or electronic transmission to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of a Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Except as provided in Section 2.03(c) and, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan
Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a

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(iii)    Notwithstanding anything to the contrary contained in this Agreement, the Lead Borrower may rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrowers shall be required to pay any amounts demanded pursuant to Section 3.04.
(iv)    In the event that the Borrowers (x) make any prepayment of Term B Loans in connection with any Repricing Transaction or (y) effect any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B Loans, in each case prior to the ~~twelve~~six (~~12~~6) month anniversary of the ~~Closing~~2017 Refinancing Amendment Effective Date, the Borrowers shall pay a premium in an amount equal to 1.00% of in the case of clause (x), the amount of the Term B Loan being prepaid or in the case of clause (y), the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment, in each case to the Administrative Agent, for the ratable account of each of the Term B Lenders (including any Term B Lender subject to a mandatory assignment in connection therewith).
(b)    Mandatory Prepayments.
(i)    Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date), minus the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness or any Cure Amount; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 3.00:1.00 and greater than or equal to 2.75:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio as of the last day of the fiscal year covered by such financial statements was less than 2.75:1.00.
(ii)    (A) Subject to Section 2.05(b)(ii)(B), if following the Closing Date (x) any Company or Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to a Loan Party, by a Restricted Subsidiary that is not a Loan Party), (e), (f), (g), (i) (except as set forth in the second proviso therein), (j), (k), (n), (q), (s) and (u)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by such Company or Restricted Subsidiary of Net Cash Proceeds, the Borrowers shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), pro rata among all Classes of Term Loans of 100% of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Lead Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).
(B)    With respect to any Net Cash Proceeds realized or received with espect to any Disposition (other than any Disposition specifically excluded from the

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obligations with respect to such Letters of Credit) would exceed the aggregate Revolving Credit Commitments. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, in which case such sublimit shall be automatically reduced by the amount of such excess. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing, which refinancing shall not be consummated or otherwise shall be delayed.
(b)    Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a) or 2.01(b), as applicable. The Revolving Credit Commitments shall terminate on the Maturity Date therefor. The Extended Revolving Credit Commitments shall terminate on the maturity date applicable thereto.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
Section 2.07.    Repayment of Loans.
(a)    Term A Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding each Class of Term A Loans in Dollars on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the Closing Date, an aggregate principal amount equal to the applicable percentage set forth below of the aggregate principal amount of the Term A Loans funded on the Closing Date and on the Maturity Date for the Term A Loans, the aggregate principal amount of all Term A Loans outstanding on such date; provided that payments required by Section 2.07(a)(i) shall be reduced as a result of the application of prepayments in accordance with Section 2.05.

Payment Dates (commencing with the first payment date occurring at least one full fiscal quarter after the Closing Date):	Quarterly Amortization Percentage:
First four payment dates	0%
Second four payment dates	1.25%
Third four payment dates	1.25%
Fourth four payment dates	1.875%
Fifth four payment dates	3.75%

(b)    Term B Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding each Class of Term B Loans in Dollars on the last Business Day of each March, June, September and December, commencing with the second such date to occur after the ~~Closing~~2017 Refinancing Amendment Effective Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term B Loans funded on the ~~Closing~~2017 Refinancing

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Amendment Effective Date and on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that payments required by Section 2.07(b)(i) shall be reduced as a result of the application of prepayments in accordance with Section 2.05. In the event any Incremental Term Loans or Extended Term Loans are made, such Incremental Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the definitive documentation with respect thereto and on the applicable Maturity Date thereof.
(c)    Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the principal amount of each of its Revolving Credit Loans outstanding on such date in the currency in which such Revolving Credit Loan is denominated.
(d)    Swing Line Loans. The Borrowers shall repay its Swing Line Loans on the earlier to occur of the date five (5) Business Days after such Loan is made and the Maturity Date for the Revolving Credit Facility.
Section 2.08.    Interest.
(a)    Subject to the provisions of Section 2.08(b), each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the relevant Applicable Rate for Revolving Credit Loans that are Base Rate Loans (or such other rate as may otherwise be agreed by the Borrowers and the applicable Swing Line Lender).
(b)    The Borrowers shall pay interest on past due amounts under this Agreement at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand to the fullest extent permitted by and subject to applicable Laws, including in relation to any required additional agreements.
(c)    Interest on each Loan shall be due and payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
Section 2.09.    Fees. In addition to certain fees described in Sections 2.03(g) and (h):
(a)    Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender under the Revolving Credit Facility a commitment fee in Dollars (the “Commitment Fee”) at the applicable Commitment Fee Rate on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure (less the Swing Line Exposure) of such Lender. The Commitment Fee for the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and

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proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB and with respect to each of the Loan Parties, after applying the proceeds of all Credit Extensions, not more than 25% of the value of its assets constitutes margin stock.
(b)    None of the Companies, any Person Controlling the Companies or any ~~Subsidiary~~other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.13.    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lead Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
Section 5.14.    Intellectual Property; Licenses, Etc. Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Companies, without violation of the rights of any Person, except to the extent such failures or violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Companies, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.15.    Solvency. On the Closing Date after giving effect to the Transaction, the Companies and the Subsidiaries, on a consolidated basis, are Solvent.
Section 5.16.    Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Permitted Liens.
Section 5.17.    Use of Proceeds. The proceeds of the Term A Loans, the Term B Loans (other than the New Term B Loans) and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement. The New Term B Loans shall

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be used on the 2017 Refinancing Amendment Effective Date to refinance in full the Outstanding Amount of Term B Loans (as defined in the Existing Credit Agreement) immediately prior to the effectiveness of the 2017 Refinancing Amendment.
Section 5.18.    Anti-Terrorism Laws; OFAC and Anti-Corruption Laws. (a) Each of the Companies and their Subsidiaries has complied and is in compliance, in all material respects, with the Sanctions Laws and Regulations and with the United States Foreign Corrupt Practices Act of 1977, as amended and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any of the Companies and their Subsidiaries (“Anti-Corruption Laws”). No Borrowing or Letter of Credit, or use of any part of the proceeds of any Loan, will violate or result in the violation of any Sanctions Laws and Regulations or any Anti-Corruption Laws applicable to any party hereto.
(a)    None of the Companies or any other Loan Party, the Restricted Subsidiaries that are not Loan Parties or to the knowledge of the Borrowers, any director, manager, officer, agent or employee of the Companies or any of their Restricted Subsidiaries, in each case, is on the list of “Specially Designated Nationals and Blocked Persons” or other sanctions list maintained by OFAC, located, organized or resident in a country or territory that is itself the target of any Sanctions Laws and Regulations or 50% or more owned by one or more Persons described in clause (A) above.
(b)    The Companies and their Restricted Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Companies and the Restricted Subsidiaries, and by their respective directors, officers, employees and agents in connection with any such Person’s actions on behalf of the Companies or the Restricted Subsidiaries, with Sanctions Laws and Regulations and with Anti-Corruption Laws.
Article 6

Affirmative Covenants
From and after the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrowers shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each of the other Companies and the Restricted Subsidiaries to:
Section 6.01.    Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, all financial information that would be required to be contained in an annual report on Form 10-K for the Companies (if the Companies as a group were required to file such reports), or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments) or any qualification or exception as to the scope of such audit; and

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received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
(f)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05 (other than Section 7.05(e)), and Section 7.06 (other than Section 7.06(d)), respectively;
(g)    [reserved];
(h)    Investments in Swap Contracts permitted under Section 7.03(g);
(i)    promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05; provided that such Investments shall be pledged as Collateral to the extent the assets subject to such Disposition were Collateral;
(j)    the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that except in the case of a Limited Condition Acquisition (in which case, compliance with this clause (i) shall be determined in accordance with Section 1.09(a)), immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing, after giving effect to any such purchase or other acquisition, the Companies shall be in compliance with the covenant in Section 6.15 and to the extent required by the Collateral and Guarantee Requirement, the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10; provided further that (x) any Permitted Acquisition by any Non-Loan Party of any Loan Party pursuant to this clause (j) shall be subordinated in right of payment to the Loans and (y) the aggregate amount of any Permitted Acquisitions by any Loan Party in any Non-Loan Party (together with the aggregate amount of any Investments by any Loan Party in any Non-Loan Party pursuant to Section 7.02(d)(iv)) shall not exceed the greater of (x) $350,000,000 and (y) ~~20.0~~25.0% of LTM EBITDA;
(k)    [reserved];
(l)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(m)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers, customers and Franchisees or in settlement of delinquent obligations of, or other disputes with, customers, suppliers and Franchisees arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(n)    Investments as valued at cost at the time each such Investment is made and including all related commitments for future Investments, in an amount not exceeding the Available Amount, provided that at the time of any such Investment, no Default shall have occurred and be continuing or would result therefrom and the Fixed Charge Coverage Ratio of the Companies as of the end of the most recently ended Test Period, on a Pro Forma Basis, would be no less than 2.00:1.00;

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Section 7.02 or such Disposition shall consist of the transfer of Equity Interests in or Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary;
(e)    Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 (other than Section 7.04(g)) and Section 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;
(f)    Dispositions in the ordinary course of business of Cash Equivalents;
(g)    leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Companies and the Restricted Subsidiaries, taken as a whole;
(h)    transfers of property subject to Casualty Events;
(i)    Dispositions of Investments in JV Entities or non-Wholly-Owned Restricted Subsidiaries; provided that no Dispositions may be made pursuant to this Section 7.05(i) to the extent such JV Entity or non-Wholly-Owned Restricted Subsidiary was, prior to a previous Disposition of Equity Interests in such JV Entity or non-Wholly-Owned Restricted Subsidiary made pursuant to another provision of this Section 7.05, a Wholly-Owned Restricted Subsidiary, and such Dispositions pursuant to such other provision of this Section 7.05 and this Section 7.05(i) were part of a single Disposition or series of related Disposition, other than to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such JV Entity or shareholders of such non-Wholly-Owned Restricted Subsidiary set forth in the shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such JV Entity or non-Wholly-Owned Restricted Subsidiary (any such arrangement, a “Buy/Sell Arrangement”) (provided that the Net Cash Proceeds of any Dispositions required by, or made pursuant to, any Buy/Sell Arrangement and not otherwise permitted by this Section 7.05(i) shall be subject to the requirements of Section 2.05(b)(ii));
(j)    Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
(k)    the unwinding of any Swap Contract pursuant to its terms;
(l)    Permitted Sale Leasebacks;
(m)    other Dispositions ~~not otherwise permitted pursuant to this Section 7.05~~; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Borrowers in good faith, the Companies or any of the Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents (provided, however, that for the purposes of this clause (m)(ii), the following shall be deemed to be cash: the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Companies or any of the Restricted Subsidiaries (other than Subordinated Debt) and the valid release of the Companies or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, securities, notes or other obligations received by the Companies or any of the Restricted Subsidiaries from the transferee that are converted by such Company or any of the Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, Indebtedness (other than Subordinated Debt) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Companies and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition and aggregate non-cash consideration received by the Companies and their respective Restricted Subsidiaries for all Dispositions under this clause (m) having an aggregate

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any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ~~ten~~thirty (~~10~~30) Business Days of receipt by the Lead Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
Section 10.05.    Indemnification by the Borrowers. Whether or not the transactions contemplated hereby are consummated, the Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender, each Lead Arranger, each Documentation Agent and each Co-Manager and each of their respective Affiliates, directors, officers, employees, counsel, agents, advisors, and other representatives (collectively, the “Indemnitees”) from and against any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable Attorney Costs of one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by any Company, its equity holders, its Affiliates, creditors or any other third person) that relates to the Transaction, including the financing contemplated hereby, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, in, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its respective Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its respective Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees, agents, advisors or members of any of the foregoing, in each case who are involved in or aware of the Transaction (as determined by a court of competent jurisdiction in a final and non-appealable decision), (y) a material breach of the Loan Documents by such Indemnitee or one of its controlled Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (z) disputes solely between and among such Indemnitees to the extent such disputes do not arise from any act or omission of any Company or

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expressly contemplated hereby, the Indemnities) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Lead Borrower, provided that, no consent of the Lead Borrower shall be required for an assignment of any Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender, any Affiliate of a Revolving Lender or any Approved Fund or of any Term Loan, Revolving Credit Loans or Revolving Credit Commitment, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of Section 8.01(f) or (g), limited to the Borrowers) has occurred and is continuing, to any Assignee; provided, further, that with respect to an assignment of Term Loans, such consent shall be deemed to have been given if the Lead Borrower has not responded within 5 Business Days after notice by the Administrative Agent;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund or of any Revolving Credit Loan or Revolving Credit Commitment to any other Revolving Lender;
(C)    each L/C Issuer at the time of such assignment, provided that no consent of such L/C Issuers shall be required for any assignment of a Term Loan; and
(D)    in the case of any assignment of any of the Revolving Credit Facility, each Swing Line Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $~~1,000,000~~250,000 (in the case of a Term Loan) unless the Lead Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Lead Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

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SCHEDULE 1

Additional Term B Commitment

On file with the Administrative Agent

#89446360v10
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